Exhibit 16.1

May 5, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred May 4, 2020, to be filed by our former client, XpresSpa Group, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ CohnReznick LLP